Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

               513/579-7764

Investor – Matt Stautberg

   513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. TO REDEEM 7.875% SENIOR NOTES DUE 2015

CINCINNATI, Ohio, November 18, 2014 – Macy's, Inc. today announced that its wholly owned subsidiary, Macy's Retail Holdings, Inc., will redeem for cash the entire $406.62 million aggregate principal amount outstanding of its 7.875% senior notes due 2015 (CUSIP 55616XAE7) on December 15, 2014. The 2015 senior notes were issued in June 2008.

"By retiring this debt early, we are taking advantage of favorable credit markets and reducing our ongoing interest expense," said Karen Hoguet, chief financial officer of Macy's, Inc. "We will be using proceeds from our recent debt issuance announced on November 13, 2014, to redeem these notes in a make-whole call transaction that is NPV positive."

The 2015 senior notes will be redeemed at a redemption price that includes a make-whole premium, plus any interest accrued and unpaid to the redemption date. The premium, which will be included in interest expense and presented as a premium on early retirement of debt on the company's consolidated statements of income in the fourth quarter of 2014, is estimated to be approximately $16 to $18 million.  This premium was not included in the earnings guidance provided on November 12, 2014.

A notice of redemption is being sent to all currently registered holders of the 2015 senior notes by the trustee, U.S. Bank National Association. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2013 sales of $27.931 billion. The company operates about 840 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates 13 Bloomingdale's Outlet stores. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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 (NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom.)